Exhibit 99.3

FIRST QUARTER FISCAL 2023

INVESTOR QUESTIONS & ANSWERS

December 7, 2022

Forward-Looking Statements

Reference is made to the forward-looking statements disclosure provided at the end of this document.

Executive Overview

•	Net sales for the first quarter were $3.11 billion, a decrease of 21.5% compared to the record first quarter of fiscal 2022 but an increase of 22.5% over the same quarter of fiscal year 2021.

•	Consolidated gross profit margin for the first quarter was 15.7%, a decrease of 90 basis points when compared to the first quarter of fiscal year 2022 but an 80 basis point improvement over the first quarter of fiscal year 2021.

•	Earnings per share for the first quarter were $2.53 per diluted share, down from $4.34 per diluted share in the same period of the prior fiscal year but up from $2.05 per diluted share in the first quarter of fiscal year 2021.

•	Net cash provided by operations for the first quarter of fiscal 2023 was $94.0 million as compared to net cash provided by operations of $41.8 million for the first quarter of fiscal 2022.

•	During the first quarter, the Company continued to execute on its share repurchase program, repurchasing $25.4 million of common stock, bringing the total amount repurchased since the December 2021 authorization to $190.5 million.

•	The Company announced full-year fiscal 2023 net sales and earnings guidance with a net sales estimate of between $11.5 billion to $12.5 billion and diluted earnings per share in the range of $7.40 to $8.70.

Quick Reference to Contents

Current Market Conditions and Outlook Assumptions	2

Q&A
Operations Update	3
Market Update	4
Financial Update	5

Segment Data
Summary of Key Quarterly Segment Data – North American Towable RVs	7
Summary of Key Quarterly Segment Data – North American Motorized RVs	8
Summary of Key Quarterly Segment Data – European RVs	9

Forward-Looking Statements	10

Current Market Conditions and Outlook Assumptions

•	Market demand conditions in North America.

The RV industry’s calendar 2022 retail sales have been impacted by the current macroeconomic conditions faced by consumers. While North American industry retail demand is anticipated to be lower than record calendar 2021 levels, we anticipate recent softness in demand to be temporary as interest in the RV lifestyle continues to grow. The Recreational Vehicle Industry Association’s (“RVIA”) recently updated wholesale unit shipments forecast for calendar years 2022 and 2023 reflects the current shift in market demand trends. The RVIA forecast now estimates total North American wholesale shipments in calendar year 2022 to be approximately 495,300 units, down from the record unit shipments in calendar year 2021 of 600,240, but very strong from a historical shipment perspective. For calendar year 2023, the RVIA projects total shipments to be between 379,200 and 403,600 units, with a most likely total of 391,400 units against a softening economic backdrop.

•	Market demand conditions in Europe.

Similar to North America, there remains a high level of interest for the RV lifestyle in Europe despite the persistent chassis supply constraints that currently limit the level to which we can increase output of our motorized products to fully satisfy retail demand in the near term. According to the European Caravan Foundation (“ECF”), total retail registrations in Europe for the first nine months of calendar year 2022 decreased 17.0% compared to same time period in 2021, as Motorcaravan retail registrations decreased by 19.5% and Caravan retail registrations decreased 11.2%. Due to ongoing chassis constraints, independent RV dealer inventory levels of our European RV products are generally below pre-pandemic levels in the various countries in which we serve. Within Germany, which accounts for approximately 60% of our European product sales, independent dealer inventories remain well below historical stocking levels.

•	Order backlogs.

Consolidated RV backlog was $7.42 billion as of October 31, 2022. North American RV backlog was $4.43 billion as of October 31, 2022, a decrease of 69.9% compared to $14.72 billion as of October 31, 2021. European RV backlog was $2.99 billion as of October 31, 2022, a decrease of 10.8% compared to $3.35 billion as of October 31, 2021.

•	Supply chain in North America and Europe.

Over the course of fiscal 2022, we experienced a moderation of supply chain issues, particularly for North America towable products. As a result, our independent dealers were able to restock their inventories to historically normal levels. On the motorized side (historically ~10% of our unit volumes in North America and typically >75% of our unit volumes in Europe), chassis supply continues to be a constraint. While we have seen recent improvement in the supply of chassis in North America, we continue to experience delays in the receipt of chassis in Europe due to the ongoing chip shortage along with other factors. As a result, dealer inventories of North American motorized products remain below historical, normalized levels while dealer inventory levels of European motorized products remain well below historical, normalized levels.

•	Macroeconomic factors.

The extent of the impact of current macroeconomic factors on our business - including inflation, rising interest rates, and geopolitical events - remains uncertain and unpredictable. In calendar 2022, we have seen a softening of retail demand from the record calendar 2021 levels as consumer sentiment has been adversely impacted by these factors. While near-term demand will continue to be influenced by these factors, we remain optimistic about the long-term future growth of the RV industry and continue to believe that future retail demand will exceed historical, pre-pandemic levels.

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•	Positive long-term RV industry outlook in both North America and Europe.

Our confident long-term outlook is supported by favorable demographics, strong interest in the RV lifestyle, adequate current availability of RV dealer and consumer credit and favorable perception of RVing as promoting a safe and healthy lifestyle. Numerous studies conducted by THOR, RVIA and others show that people of all generations love the freedom of the outdoors and that RVers are extremely satisfied with their RV experience. The recent growth in industry-wide RV sales has also resulted in exposing a much wider range of consumers to the lifestyle. We believe many of those who have been recently exposed to the industry for the first time will become future owners, and that those who became first-time owners due to the pandemic will become long-term RVers - resulting in future trade-in sales opportunities. In addition, we view the significant investments by independent dealers, campground owners and various governmental agencies into camping and RV facilities to be positive long-term factors, which should only further enhance the experience of current RVers and encourage new buyers to enter the lifestyle.

Q&A

OPERATIONS UPDATE

1.	Given current macroeconomic conditions and recent softening demand for RV products, how are you planning production levels?

a.	As we continue to see a softening in demand in a weakening economy, we are prudently managing our wholesale production levels for fiscal 2023 with a high level of conservatism in a year where there is a wider-than-normal range of potential retail demand scenarios. In the very near term, as we enter the seasonally slower winter season, we expect to more closely align production to match current levels of retail in an effort to assist our independent dealers in keeping inventory levels of THOR products at or close to October 31, 2022 levels, especially for towable products. Historically, the industry has significantly increased dealer inventory levels during our fiscal second quarters ahead of the spring selling season. However, THOR companies continue to manage the business in a disciplined and prudent manner to avoid overproduction, and our focus for the second fiscal quarter of 2023 is to slow our production output through reduced production rates and extended holiday shutdowns to help position our independent dealers well heading into the prime selling season.

2.	Can you comment on current independent dealer inventory levels of THOR products across each of your segments?

a.	As part of normal seasonality, dealer inventory levels typically increase during the winter months ahead of the spring selling season. Given our disciplined production approach, especially for towable products, North American dealer inventory levels of THOR products decreased during the fiscal first quarter of 2023, from 127,000 units at July 31, 2022 to 122,300 units at October 31, 2022. As of October 31, 2022, North American dealer inventory levels remain at historical, normalized levels for most of our towable products, while dealer inventory levels for our motorized product lines are still generally below historical stocking levels. Given current macroeconomic uncertainty and slowing retail demand, we believe our expected reduced production levels are appropriate as we work with our independent dealer partners to prepare for the upcoming retail selling season.

In addition, due to the combination of the rapid increase in interest rates and the increased cost of RV products due to inflationary cost increases over recent periods, we believe dealers are also being disciplined and prudent in regards to the levels of inventory they currently carry during the offseason months.

Within our European segment, independent dealer inventory continues to be well below optimal levels. As chassis supply constraints are expected to improve over the course of our fiscal 2023, we expect to make progress in restocking dealer inventory levels of THOR products.

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3.	Can you comment on the outlook for THOR Industries’ European segment?

a.	Despite continued motorized chassis supply shortages that led to a 19.3% year-over-year decrease in unit shipments, our European segment posted a smaller net loss before income taxes compared to the prior-year period as we benefited from net selling price increases to cover known and anticipated material cost increases. As a reminder, the month of August is when most Europeans take their annual vacation, and consistent with prior years, our European segment’s fiscal first quarter results are negatively impacted by the resulting reduced fixed cost absorption from seasonally lower first quarter production and net sales levels.

Absent any further material, negative macroeconomic developments, we continue to hold strong optimism for our long-term performance in Europe. Given that our European segment is approximately 75% motorized, the severe motorized chassis supply shortage has significantly impeded our European segment’s top and bottom lines in recent quarters. However, order backlog remains strong given the historically low independent dealer inventory levels and continued strong interest in the RV lifestyle. In Germany, our largest European market, a total of 83,100 motor caravans and caravans were registered calendar year-to-date through October 2022, according to statistics published by the Caravaning Industry Association e.V. While current year-to-date registrations are below calendar 2020 and 2021 levels, they still exceed pre-COVID levels.

Looking ahead, we continue to expect that chassis availability will limit our European production volumes, but we do expect gradual improvement over the course of fiscal 2023 with increasing availability of chassis. With a European segment backlog value of approximately $3.0 billion as of October 31, 2022 and independent dealer inventory levels near historically low levels, we expect the restocking timeline to extend well into calendar 2023. As the chassis supply challenges dissipate over the course of the next fiscal year, our European operations are well positioned to perform well even in the face of macroeconomic headwinds.

4.	We have heard that Mercedes Benz recently issued a recall. What is the expected impact from this recall?

a.	We recently received communications from Mercedes Benz that due to a production issue, certain chassis, which we have already purchased or ordered, are to be held and not sold until the production issue is corrected. This matter will likely result in certain of our production and sales being delayed from our second quarter of fiscal 2023 to a future quarter. However, we do not expect the recall to have a significant impact on our fiscal 2023 financial results as we currently believe this matter will be fully resolved within fiscal 2023.

MARKET UPDATE

1.	What is your current outlook regarding market demand in fiscal 2023 and beyond?

a.	Since early 2022, we have seen a softening of retail demand from the record calendar 2021 levels as consumer sentiment has been adversely impacted by a number of macroeconomic factors. Given the number of macroeconomic factors currently impacting consumers, including inflation, rising interest rates, and geopolitical events, the near-term retail outlook remains uncertain and unpredictable. In recent months, North American retail registration figures have approximated calendar year 2015/2016 levels, which would equate to a seasonally adjusted, annualized North American retail range slightly above our wholesale shipment range utilized in our fiscal 2023 guidance. While near-term demand will continue to be influenced by macroeconomic conditions, we believe that the recent softening in demand should be temporary and we remain optimistic about the long-term future growth of the RV industry. Based upon recent THOR and industry studies, we continue to believe that future retail demand will exceed historical, pre-pandemic levels. This longer-term optimism is supported by data that indicates interest in the RV lifestyle continues to exceed pre-pandemic levels, RV utilization remains high, consumer satisfaction among RV owners is very strong, and repurchase intentions reaffirm the “stickiness” of the RV lifestyle. Given these facts, we expect that the recent softness in retail demand to be temporary and believe that retail demand should re-accelerate once current macroeconomic risks subside.

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2.	Can you comment on the decrease of THOR’s RV backlog?

a.	Our consolidated RV backlog as of October 31, 2022 of $7.42 billion decreased 59.0% compared to the RV backlog as of the first fiscal quarter of 2022 and has declined 15.3% from the July 31, 2022 RV backlog value of $8.76 billion. We remain committed to managing our backlog as we continue to have regular dialogue with our dealers to make sure the backlog is aligned with both our dealers’ inventory needs and retail demand. Overall, backlog levels remain somewhat elevated compared to pre-pandemic levels as interest for RV products and enthusiasm for the RV lifestyle remains strong in addition to the need to further replenish dealer inventory levels of motorized product in both North America and Europe.

FINANCIAL UPDATE

1.	THOR’s consolidated net sales guidance range for fiscal 2023 was set between $11.5 billion to $12.5 billion, down from a record $16.3 billion of consolidated net sales in fiscal 2022. What are the key assumptions?

a.	The forecasted year-over-year change in consolidated net sales is driven largely by reduced wholesale shipment volumes, relative to a record fiscal 2022, and reflects a range of production levels to balance wholesale production with the pace of retail sales. In North America, our wholesale shipment forecast is aligned with the RVIA’s December 2022 wholesale shipment forecast for calendar year 2023, which consists of wholesale shipments between 379,200 and 403,600 units. In Europe, we continue to expect that chassis availability will limit our European production volumes and net sales levels, but we do expect gradual improvement with increasing availability of chassis over the course of fiscal 2023.

Also, we do expect to adjust wholesale shipment pricing modestly lower to the extent that our cost inputs allow us to do so. In addition, relative to fiscal 2022, we believe there will be a mix shift in net sales away from our North American Towables segment as there is still a level of restocking that needs to take place for motorized products in both North America and Europe.

2.	How are your input costs trending? Might we see any deflationary pressure in some of those categories? Also, where do you see price trending in fiscal 2023?

a.	On balance, as we reported last quarter, we have begun to see certain input costs stabilize. While we currently expect to see some additional relief on commodity costs, including steel and aluminum, we also expect to experience increased input costs on certain components and motorized chassis. We remain committed to working closely with our supply partners to minimize any further price increases. On the whole, we expect to see modest decreases in input costs as we look to the remainder of fiscal 2023.

In regards to pricing, we are aware that average selling prices are elevated. As our input costs decrease, we expect to adjust wholesale shipment pricing, which should offer some relief to our dealer partners and retail customers as we move through fiscal 2023.

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3.	THOR’s consolidated gross margin guidance range was set between 14.2% - 14.9%, below fiscal 2022’s 17.2% but above previous down cycle fiscal years. What are the key assumptions behind the fiscal 2023 consolidated gross margin guidance?

a.	Compared to a record-breaking fiscal 2022, we will face difficult year-over-year gross profit margin comparisons as we return to a more competitive market environment in the midst of macroeconomic uncertainty. Reduced demand creates a more competitive environment, necessitating the return of heightened promotional activity. Additionally, overhead costs as a percentage of net sales will increase on reduced shipment volumes. We also remain mindful of the high average selling prices in the marketplace and expect to lower them over the course of the year as our cost inputs enable us to do so.

Despite these near-term pressures, we expect to maintain gross margins that exceed previous down-cycle years as well as the 14.0% gross margin downside scenario presented at our June Investor Day. We remain keenly focused on core margin improvement strategies, which consist of near-term discipline related to production and strategic promotional incentives while driving long-term operational improvements throughout our operating companies. We continue to take steps to address incremental costs through a combination of product decontenting/recontenting, material sourcing strategies and implementation of efficiency improvements throughout our production processes in addition to expanding our new product offerings across the THOR family of operating companies.

4.	Net cash provided from operations was $94.0 million in the first quarter of fiscal 2023. How much cash do you expect to generate for the full-year fiscal 2023? Should working capital be a source of cash?

a.	During the first quarter of fiscal 2023, we generated $213.6 million in cash from operations before changes in working capital. The change in net working capital resulted in the use of $119.6 million of operating cash during the first quarter, primarily due to an increase in chassis inventory to support the growth in motorized sales and production as the reductions in accounts receivables and accounts payable mostly offset each other.

For the full-year, we expect to generate strong net cash flow from operations, primarily driven by continued positive operating results in addition to reduced net working capital levels from prior-year levels. With respect to net working capital, given recent supply chain volatility, we have been carrying elevated levels of inventory, including safety stock of certain components. As the supply chain continues to improve, levels of safety stock should decrease. In addition, as we reduce production levels to align with retail demand with a continued emphasis on build-to-order production, we will work towards reducing our net working capital levels, enabling us to improve operating cash flow.

This strong cash generation will allow us to maintain a balanced capital allocation strategy focused on enhancing long-term shareholder value. We will continue to focus on reinvesting in our businesses, paying our dividend, reducing our debt obligations and repurchasing THOR stock on an opportunistic basis while making selective tuck-in acquisitions or strategic investments in innovation that we expect to enhance long-term shareholder value. Consistent with our historical approach, we expect to be disciplined, flexible and balanced in how we deploy capital to generate the greatest return for our shareholders.

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Summary of Key Quarterly Segment Data – North American Towable RVs

Dollars are in thousands

NET SALES:	Three Months Ended October 31, 2022	Three Months Ended October 31, 2021	% Change
North American Towables
Travel Trailers	$822,869	$1,409,624	(41.6)%
Fifth Wheels	494,937	831,210	(40.5)%
Total North American Towables	$1,317,806	$2,240,834	(41.2)%

# OF UNITS:	Three Months Ended October 31, 2022	Three Months Ended October 31, 2021	% Change
North American Towables
Travel Trailers	25,355	54,899	(53.8)%
Fifth Wheels	6,936	13,538	(48.8)%
Total North American Towables	32,291	68,437	(52.8)%

ORDER BACKLOG	As of October 31, 2022	As of October 31, 2021	% Change
North American Towables	$1,567,829	$10,444,698	(85.0)%

TOWABLE RV MARKET SHARE SUMMARY (1)	Calendar Year to Date September 30,
	2022	2021
U.S. Market	41.0%	40.5%
Canadian Market	41.4%	45.0%
Combined North American Market	41.0%	41.0%

(1) Source: Statistical Surveys, Inc. CYTD September 30, 2022 and 2021.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated, and is often impacted by delays in reporting by various states or provinces.

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Summary of Key Quarterly Segment Data – North American Motorized RVs

Dollars are in thousands

NET SALES:	Three Months Ended October 31, 2022	Three Months Ended October 31, 2021	% Change
North American Motorized
Class A	$404,578	$409,499	(1.2)%
Class C	490,787	360,006	36.3%
Class B	228,154	155,523	46.7%
Total North American Motorized	$1,123,519	$925,028	21.5%

# OF UNITS:	Three Months Ended October 31, 2022	Three Months Ended October 31, 2021	% Change
North American Motorized
Class A	1,926	2,164	(11.0)%
Class C	4,346	3,645	19.2%
Class B	1,878	1,528	22.9%
Total North American Motorized	8,150	7,337	11.1%

ORDER BACKLOG	As of October 31, 2022	As of October 31, 2021	% Change
North American Motorized	$2,864,309	$4,277,378	(33.0)%

MOTORIZED RV MARKET SHARE SUMMARY (1)	Calendar Year to Date September 30,
	2022	2021
U.S. Market	48.1%	47.4%
Canadian Market	53.5%	46.5%
Combined North American Market	48.6%	47.4%

(1) Source: Statistical Surveys, Inc. CYTD September 30, 2022 and 2021.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated and is often impacted by delays in reporting by various states or provinces.

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Summary of Key Quarterly Segment Data – European RVs

Dollars are in thousands

NET SALES: (1)	Three Months Ended October 31, 2022	Three Months Ended October 31, 2021	% Change
European
Motorcaravan	$239,785	$316,264	(24.2)%
Campervan	139,166	177,783	(21.7)%
Caravan	61,615	60,680	1.5%
Other	63,736	78,270	(18.6)%
Total European	$504,302	$632,997	(20.3)%

# OF UNITS:	Three Months Ended October 31, 2022	Three Months Ended October 31, 2021	% Change
European
Motorcaravan	3,552	5,080	(30.1)%
Campervan	3,333	4,404	(24.3)%
Caravan	3,065	2,843	7.8%
Total European	9,950	12,327	(19.3)%

ORDER BACKLOG	As of October 31, 2022	As of October 31, 2021	% Change
European	$2,985,205	$3,348,355	(10.8)%

EUROPEAN RV MARKET SHARE SUMMARY (2)	Calendar Year to Date September 30,
	2022	2021
Motorcaravan and Campervan (3)	21.6%	24.9%
Caravan	18.7%	18.2%

(1) The overall net sales decrease of $128.7 million includes a decrease of $91.2 million, or 14.4% of the 20.3% decrease, due to the impact of the reduction in the foreign exchange rates since the prior year period.

(2) Sources: Caravaning Industry Association e.V. (“CIVD”) and European Caravan Federation (“ECF”), Calendar year to date September 30, 2022 and 2021. Data from the ECF is subject to adjustment, continuously updated and is often impacted by delays in reporting by various countries (some countries, including the United Kingdom, do not report OEM-specific data and are thus excluded from the market share calculation).

(3) The CIVD and ECF report motorcaravans and campervans together.

Note: Industry wholesale shipment data for the European RV market is not available.

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Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our suppliers, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rate fluctuations and their potential impact on the general economy and, specifically, on our profitability and on our independent dealers and consumers; the extent and impact from the continuation of the COVID-19 pandemic, along with the responses to contain the spread of the virus, or its variants, by various governmental entities or other actors, which may have negative effects on retail customer demand, our independent dealers, our supply chain, our labor force, our production or other aspects of our business; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; legislative, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers; disruption of the delivery of units to independent dealers or the disruption of delivery of raw materials, including chassis, to our facilities; increasing costs for freight and transportation; the ability to protect our information technology systems from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended October 31, 2022 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2022.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

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